SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       MEDICAL INDUSTRIES OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)

          FLORIDA                                              65-0158479
(State or other jurisdiction of                            (IRS Employer Number)
 incorporation or organization)

                              1903 S. CONGRESS AVE
                                    SUITE 400
                             BOYNTON BEACH, FL 33426
                    (Address of Principal Executive Offices)

                           AGREEMENTS WITH CONSULTANTS
                            (Full title of the Plan)
                              EDWIN F. RUSSO, ESQ.
                     C/O MEDICAL INDUSTRIES OF AMERICA, INC.
                                   (561) 737-2227
            (Telephone number, including area code, of agent for service)

                            ----------------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
TITLE OF SECURITIES   AMOUNT TO BE      PROPOSED MAXIMUM             PROPOSED MAXIMUM           AMOUNT  OF
TO BE REGISTERED FEE   REGISTERED   OFFERING PRICE PER SHARE(1)  AGGREGATE OFFICE PRICE (1)  REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
COMMON STOCK,           97,120               $2.50                      $242,800                  $100.00
NO PAR VALUE             SHARES
=============================================================================================================

1) PURSUANT TO RULE 457, ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE, AND COMPUTED IN ACCORDANCE WITH THE AVERAGE OF LAST SALE PRICES OF THE COMMON STOCK FOR THE FIVE (5) TRADING DAYS PRIOR TO AND INCLUDING FEBRUARY 17, 1997, AS REPORTED BY NASDAQ.

                                     PART 1

                INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      Pursuant to the note to Part 1 of the Form S-8, the information required by Part 1 is not filed with the Securities and Exchange Commission (the "Commission").

              THIS DOCUMENT CONSTITUTES A PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                              CONSULTING AGREEMENTS

      The information set forth herein together with the documents annexed hereto and made a part hereof and incorporated herein by reference relates to the shares of common stock of Medical Industries of America, Inc. (the "Company") to be issued to three (3) Consultants to pay for services rendered to the Company by said Consultants.

The Consulting Agreements are as follows:

      a) Consulting Agreement made and entered into as of February 1, 1997 with Comdisco Health Group, Inc. involving the utilization of a mobile cardiac catheterization laboratory;

      b) Consulting Agreement made and entered into as of February 17, 1997 with Rosenman and Colin, LLP of New York City, involving their consulting sources in matters involving business litigation and related matters as well as offer assistance and advise the Company in joint venture opportunities.

      (c) Consulting Agreement with Morton Schnessel made and entered into as of February 18, 1997 under which, for a 180 day period Schnessel provides consulting services to the walk-in clinics owned by the Company.

The purpose of the agreements above referred to herein above was to provide essential services to the Company to assist the Company in its expansion plans.

      The tax consequences to the Consultant and to the Company of the issuance of these shares are as follows:

      1. CONSULTANT. The value of these shares will be included in the Consultant's gross income at the time they are received at their then market value.

      2. COMPANY. The Company may claim a deduction in connection with the issuance of the shares when the shares are issued in the amount of the fair market value of the shares as reported by the Consultant in his gross income calculation.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

      1.    Annual Report on Form 10-KSB for the year ended December 31, 1995;

      2. Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

      3. All documents subsequently filed by the Company pursuant to Sections 13(a); 13(c), 14, or 15(d) of the Exchange Act, including but not limited to, subsequently filed amendments to the above listed documents and subsequently filed forms 10-KSB, 10-QSB, and 8-K, prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein. Request for such information should be directed to Medical Industries of America, Inc., 1903 S. Congress Ave, Suite 400, Boynton Beach, FL 33426, attention Corporate Secretary, telephone (561) 737-2227.

ADDITIONAL INFORMATION

      Copies of the three (3) consulting agreements herein referred to are attached hereto as exhibits to this Form S-8.

      Any questions regarding the Agreements should be addressed to the Company at the address and telephone number set forth above.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements, for filing on Form S-8 and has duly caused this Registrant Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boynton Beach, State of Florida this 6th day of December, 1996.

                              MEDICAL INDUSTRIES OF AMERICA, INC.

                             BY: /s/ EDWIN F. RUSSO
                                     EDWIN F. RUSSO
                                     CONSULTANT

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